Exhibit 99.1

J. Alexander’s Corporation Reports Results for Third Quarter and First Nine Months of 2011 Fiscal Year

NASHVILLE, Tenn.--(BUSINESS WIRE)--November 1, 2011--J. Alexander’s Corporation (NASDAQ: JAX) today reported operating results for the third quarter and first nine months of fiscal 2011 ended October 2, 2011.

A summary of the third quarter of 2011, compared to the third quarter of 2010, follows:

  Net sales increased 5.1% to $36,944,000 from $35,164,000.
  Average weekly same store sales per restaurant increased by 5.0%.
  The loss before income taxes was $927,000 compared to a loss before income taxes of $1,012,000 in the third quarter of 2010.
  An income tax benefit of $321,000 was recorded in the third quarter of 2011 compared to an income tax benefit of $2,490,000 in the third quarter of 2010. The 2010 benefit was primarily the result of an asset cost segregation study performed by the Company which generated additional depreciation deductions that were carried back to offset taxable income in previous years.
  The net loss was $606,000 compared to net income of $1,478,000 in the third quarter of 2010, and the loss per share was $ .10 compared to diluted earnings of $.25 per share in the third quarter of 2010.

Commenting on results for the third quarter of fiscal 2011, Lonnie J. Stout II, Chairman, President and CEO, said, “We posted another excellent period of growth in net sales, our eighth consecutive quarter of same store sales gains. While we were pleased with our sales results, we remain very concerned about continued increases in our input costs and their effect on our cost of sales and operating results.”

For the third quarter of 2011, J. Alexander’s Corporation recorded average weekly same store sales per restaurant of $86,100 (which was the same as average weekly sales per restaurant since all restaurants are currently included in the same store base), up from $82,000 in the corresponding quarter a year earlier.

J. Alexander’s Corporation reported an increase of 0.3% in average weekly guest counts per restaurant from the comparable quarter of 2010. The average guest check, including alcoholic beverage sales for the quarter, rose 4.5% to $26.37 from $25.23 in the previous year’s third quarter. The effect of menu price increases for the quarter just ended was approximately 2.5% compared to the same period a year earlier.

The Company’s increases in same store sales contributed to lower labor and related costs and other restaurant operating expenses as percentages of net sales during the third quarter of the current year compared to the third quarter of 2010. Total labor and related costs decreased to 35.0% of net sales from 35.2% of net sales. Other restaurant operating expenses decreased to 22.8% of net sales from 23.3% of net sales. Depreciation and amortization of restaurant property and equipment also decreased to 4.0% of net sales for the third quarter of 2011 from 4.2% for the third quarter of 2010 because of the increase in same store sales.

Cost of sales increased to 33.2% of net sales for the third quarter of 2011 from 32.3% of net sales in the corresponding quarter of the previous year.

For the third quarter of 2011, J. Alexander’s Corporation’s restaurant operating margin (net sales minus total restaurant operating expenses divided by net sales) was 5.0%, the same as for the third quarter of 2010.

“Our cost of sales has been a major concern for most of the year,” Stout said. “We fell short of our food cost targets again in the third quarter as we continued to experience input cost increases in most major food categories, with beef, seafood, dairy and produce prices notably higher than a year ago.”

Stout said that beef costs have continued to escalate sharply in the fourth quarter and that the Company plans to increase menu prices ahead of the holiday season. He emphasized that the increases will be as aggressive as management believes is prudent given the continued fragile nature of consumer confidence and spending. Price increases earlier in the year included the effect of reformatting J. Alexander’s menus to create separate lunch and dinner menus and raising prices slightly in some restaurants at dinner as compared to lunch. He pointed out, however, that this action was not enough to offset the significant increases in input costs during the third quarter. According to Stout, the Company is also working on selected menu product revisions designed to lower food costs, and is adding some lower food cost items to J. Alexander’s printed menus and feature board program.

For the first nine months of 2011, J. Alexander's Corporation recorded net sales of $116,257,000, up from $110,225,000 reported in the first three quarters of 2010. The Company recorded net income of $513,000, or $ .08 per diluted share, compared to net income of $2,301,000, or $.38 per diluted share, posted in the comparable three periods of 2010.

J. Alexander's Corporation’s average weekly same store sales per restaurant were $90,400 in the first nine months of 2011, up 5.5% from $85,700 recorded in the first three quarters of 2010.

The Company’s average guest counts for the first nine months of 2011 increased 0.9% from the comparable nine months of 2010. The average guest check, including alcoholic beverage sales, increased 4.3% to $26.25. The effect of menu price increases for the first three quarters of 2011 was approximately 2.5% compared to the same period of the prior year.

Cost of sales for the first nine months of 2011 was 33.1%, up from 32.1% in the comparable nine month period of 2010. Restaurant labor and related costs for the first three quarters of the current year decreased to 33.7% of net sales from 34.2% of net sales in the same three periods of 2010, and other restaurant operating expenses decreased to 21.7% of net sales for the first nine months of 2011 compared to 22.5% for the same period in 2010. For the first nine months of 2011, J. Alexander's Corporation’s restaurant operating margin was 7.7%, up from 7.1% in the first three quarters of 2010.

Commenting on the fourth quarter, Stout said the “number one priority is to take additional steps to help offset the impact of surging input costs. We are tightly focused on what we can sensibly do to achieve this goal without interrupting our sales trends which have remained favorable through October. However, beef prices in October have been running 15% to 20% higher than at this time last year. And while we cannot predict what beef prices may do in the weeks ahead, they typically increase during the holidays, and we believe our fourth quarter cost of sales will remain close to if not higher than the level posted in the third quarter.”

Stout added “the forecast for the economy in the final quarter of 2011 is mixed. We do not believe it will slip into another recession, but we are acutely aware that consumer confidence has not fully recovered from historic lows of the most recent economic downturn. We will take this into consideration in making our menu price adjustments. Consumers are anxious and are seeking greater value from their discretionary spending than ever before. At J. Alexander’s, we are deeply committed to offering our guests exceptional value and providing them with a consistently enjoyable dining experience.”

J. Alexander’s Corporation operates 33 J. Alexander’s restaurant in thirteen states: Alabama, Arizona, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.

J. Alexander’s Corporation is headquartered in Nashville, Tennessee.

This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under weak economic conditions, which may continue indefinitely and which could worsen, potentially resulting in additional asset impairment charges and/or restaurant closures and charges associated therewith; the effect of higher gasoline prices or commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; the potential impact of mandated food content labeling and disclosure legislation; expenses incurred if the Company is the subject of claims or litigation, including matters resulting from complaints or allegations from current, former or prospective employees, or increased governmental regulation; the impact associated with recently passed federal health care reform legislation, including the operating costs necessary to comply with applicable health care benefit requirements; the impact of tax audits conducted by the Internal Revenue Service and various state tax authorities; increases in the minimum wage the Company is required to pay; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; fluctuations in the Company’s operating results which could affect compliance with its debt covenants and ability to borrow funds; conditions in the U.S. credit markets and the availability of bank financing on acceptable terms; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and The NASDAQ Stock Market. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Operations (Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	Oct. 2	Oct. 3	Oct. 2	Oct. 3
	2011	2010	2011	2010

Net sales	$36,944	$35,164	$116,257	$110,225
Costs and expenses:
Cost of sales	12,260	11,357	38,513	35,332
Restaurant labor and related costs	12,926	12,375	39,137	37,726
Depreciation and amortization of restaurant property and equipment	1,490	1,469	4,433	4,488
Other operating expenses	8,432	8,200	25,269	24,819
Total restaurant operating expenses	35,108	33,401	107,352	102,365
General and administrative expenses	2,387	2,291	7,222	6,730
Operating income	(551)	(528)	1,683	1,130
Other income (expense):
Interest expense	(414)	(465)	(1,257)	(1,432)
Other, net	38	(19)	66	14
Total other expense	(376)	(484)	(1,191)	(1,418)
Income (loss) before income taxes	(927)	(1,012)	492	(288)
Income tax benefit	321	2,490	21	2,589
Net income (loss)	$(606)	$1,478	$513	$2,301

Earnings per share:
Basic earnings (loss) per share	$(.10)	$.25	$.09	$.39
Diluted earnings (loss) per share	$(.10)	$.25	$.08	$.38

Weighted average number of shares:
Basic earnings (loss) per share	5,993	5,960	5,987	5,953
Diluted earnings (loss) per share	5,993	5,991	6,084	5,990

J. Alexander's Corporation and Subsidiaries Consolidated Statements of Operations Percentages of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	Oct. 2	Oct. 3	Oct. 2	Oct. 3
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	33.2	32.3	33.1	32.1
Restaurant labor and related costs	35.0	35.2	33.7	34.2
Depreciation and amortization of restaurant property and equipment	4.0	4.2	3.8	4.1
Other operating expenses	22.8	23.3	21.7	22.5
Total restaurant operating expenses	95.0	95.0	92.3	92.9
General and administrative expenses	6.5	6.5	6.2	6.1
Operating income	(1.5)	(1.5)	1.4	1.0
Other income (expense):
Interest expense	(1.1)	(1.3)	(1.1)	(1.3)
Other, net	0.1	(0.1)	0.1	–
Total other expense	(1.0)	(1.4)	(1.0)	(1.3)
Income (loss) before income taxes	(2.5)	(2.9)	0.4	(0.3)
Income tax benefit	0.9	7.1	–	2.3
Net income (loss)	(1.6)%	4.2%	0.4%	2.1%

Note: Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:

Average weekly sales per restaurant	$86,100	$82,000	$90,400	$85,700
Percent change	5.0%		5.5%

Same store weekly sales per restaurant (1)	$86,100	$82,000	$90,400	$85,700
Percent change	5.0%		5.5%

(1) The Company includes restaurants in the same store sales base after they have been in operation for more than 18 months. Because no new restaurants have been opened since 2008, same store weekly average sales per restaurant are the same as average weekly sales per restaurant for the periods presented.

J. Alexander's Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited in thousands)

	October 2	January 2
	2011	2011
ASSETS
Current Assets
Cash and cash equivalents	$5,327	$8,602
Other current assets	8,971	5,306
Total current assets	14,298	13,908

Other assets	1,792	1,684
Property and equipment, net	72,104	74,699
Deferred income taxes	152	152
Deferred Charges, net	434	508
	$88,780	$90,951

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,716	$13,071
Long-term debt and capital lease obligations	17,648	18,479
Other long-term liabilities	11,060	10,871
Stockholders’ equity	49,356	48,530
	$88,780	$90,951

CONTACT:
J. Alexander’s Corporation
R. Gregory Lewis, 615-269-1900